Exhibit 99.1

1 4th Quarter and Fiscal Year 2010 Conference Call August 30, 2010

2 Cautionary Note Regarding Forward-Looking Statements This presentation contains forward looking statements under the safe harbor provisions of the US securities laws. These forward- looking statements are based on management's beliefs and assumptions and on information currently available to our management. Our management believes that these forward- looking statements are reasonable as and when made. However you should not place undue reliance on any such forward looking statements as these are subject to risks and uncertainties. Please refer to our press release and our SEC filings for more information regarding the use of forward looking statements."

3 Portfolio poised to capitalize on mandated move to safety World's only pre-filled syringe with passive, integrated safety $40 million validating partnership with sanofi-aventis Accelerating talks with many other pharmaceutical leaders Highly experienced team with deep industry expertise Now building the operational infrastructure to meet demand Unilife's Opportunity Extending drug lifecycles, enhancing brand differentiation

4 Preliminary Financial Data Richard Wieland Chief Financial Officer

5 Preliminary Financial Data - 12 months Total revenues of $11.4m in Fiscal 2010 Sanofi industrialization revenue decreased from $13.6m to $6.3m due to timing of milestones reached Net loss of $29.7m ($0.64 per diluted share) in Fiscal 2010 Stock compensation increased $7m (including $4.3m for R&D), other R&D increased $3.1m primarily for the Unifill syringe Accounting, legal and consulting increased $3.4m of which $2.7m relates to the redomiciliation to NASDAQ Employee related expenses increased $5.3m due to continued hiring key management and other personnel

6 Preliminary Financial Data - 12 months Adjusted net loss of $14.5m ($0.31 per diluted share) in Fiscal 2010 Non-cash items were $15.2m including share-based compensation expense, depreciation and amortization, interest expense and certain nonrecurring costs associated with the redomiciliation and NASDAQ listing

7 Preliminary Financial Data - 4th Quarter Revenues of $2.7m in Fiscal 2010 Fourth Quarter Sanofi industrialization revenue decreased from $6.3m to $1.3m due to timing of milestones reached Net loss of $9.7m ($0.18 per diluted share) in Fiscal 2010 Fourth Quarter Stock compensation increased $2.9m R&D increased $1.1m primarily for the Unifill syringe Employee related expenses increased $1.8m due to continued hiring key management and other personnel

8 Preliminary Financial Data - 4th Quarter Adjusted net loss of $5.7m ($0.11 per diluted share) in Fiscal 2010 Fourth Quarter Non-cash items were $4.0m including share-based compensation expense, depreciation and amortization, interest expense and certain nonrecurring costs associated with the redomiciliation and NASDAQ listing Balance Sheet Data (As of June 30, 2010) Cash and cash equivalents of $20.8m

9 Fiscal 2010 Highlights Alan Shortall Chief Executive Officer

10 Outline of Key Expenditures - FY 2010 Redomiciliation to the U.S Listed common stock on NASDAQ; CDIs on ASX Growth in personnel to support key projects Industrialization program for Unifill(tm) syringe Completion of Unitract(tm)1mL syringe production systems Research and development for pipeline products Construction of York manufacturing facility Investments making Unilife a strong, preferred partner

11 Strengthened Board and Management Team Appointed three new independent U.S. based Directors John Lund, CPA (Non-Executive Director) Mary Kate Wold, JD (Non-Executive Director) Marc Firestone, JD (Non-Executive Director) Average of 25 years experience within management team Richard Wieland, BA, MBA (Executive VP and CFO) Christopher Naftzger, BA, JD, (General Counsel, Corporate Secretary and Chief Compliance Officer) Approximately 175 staff employed, virtually all in PA

12 Building Operational Infrastructure Renderings of new facility State-of-the-art Facility in York, PA Construction commenced during winter of 2009 / 2010 Clean rooms, air-conditioning and offices now being installed Remains fully on schedule - ready for operations in late-2010

13 Renderings of completed facility December 2009 August 26, 2010 July 19, 2010 Building Operational Infrastructure State-of-the-art Facility in York, PA

14 U.S. made stock approved in U.S, EU, Canada and Australia 510k FDA submission for Unitract(tm) TB variant pending Initial supplies to Europe, Haiti Appointed exclusive partners for Japan, China, Taiwan and India Advanced discussions for other markets including U.S. and European countries Unitract(tm) 1mL syringes

15 Industrialization agreement Supports commercialization program for the Unifill(tm) syringe Program started in July 2008 All milestones met to-date Exclusivity List of Therapeutic Drug Classes Vaccines, antithrombotic agents Four smaller sub-groups Sanofi-aventis Agreements The Unifill(tm) Syringe

16 Secondary container Extra steps between filling and shipment 60%+ larger size Increased costs Invasive appearance Bulky handling and disposal Primary container Integrated into fill- finish systems Similar size to normal prefilled Streamlines supply chain Intuitive use Compact disposal Unique vehicle for differentiation The Unifill(tm) Syringe Competitive comparison Ancillary Safety Products Unifill(tm) Syringe

17 Other Pharmaceutical Relationships Ongoing discussions with multiple interested parties Vast opportunity outside of therapeutic areas already retained Indicative table of marketed and pipeline drugs (83) that are potential UnifillTM Syringe targets Sanofi- aventis Additional pharmaceutical companies (P) with drugs outside of classes already retained The Unifill(tm) Syringe

18 UnifillTM syringes strongly positioned to help extend product lifecycles and protect revenue streams Examples of Blockbuster Prefilled Drugs LMWH $4B Arthritis $7B MS $2.2B Immuno $1.2B MS $2.5B MS $3B Immuno $3.5B Under pressure from generic or biosimilar competition

19 Questions